Exhibit 10
AGREEMENT of SALE
Agere Systems Inc., with offices at 1110 American Parkway, NE, Allentown, PA, 18109 (“Agere” or “Company”) agrees to sell and AG Semi-Conductor Limited (“AGSCL”), with offices at c/o Ogier Fiduciary Services (Cayman) Limited, Queensgate House, PO Box 1234GT, George Town, Grand Cayman, Cayman Islands, Maxim/Dallas Direct, Inc. (“Maxim”), with offices at 120 San Gabriel Drive, Sunnyvale, California 94086, and Texas Instruments Incorporated (“TI”; AGSCL, Maxim and TI hereinafter collectively referred to as Buyers or individually as a “Buyer”), with offices at 13588 North Central Expressway, MS 3742, Dallas, TX 75243, agree to buy the Equipment listed on Exhibit A attached hereto and made a part hereof pursuant to the terms and conditions set forth below. It is understood and agreed that (i) the Company will sell to AGSCL and AGSCL will buy from the Company the portion of the Equipment (the “AGSCL Equipment”) listed on Exhibit B to be attached hereto and made a part hereof, (ii) the Company will sell to Maxim and Maxim will buy from the Company the portion of the Equipment (the “Maxim Equipment”) listed on Exhibit C to be attached hereto and made a part hereof and (iii) the Company will sell to TI and TI will buy from the Company the portion of the Equipment (the “TI Equipment”) listed on Exhibit D to be attached hereto and made a part hereof. Exhibits B, C and D are hereinafter referred to as the “Equipment Exhibits”. AGSCL will deliver the Equipment Exhibits to Company within one business day after the full mutual execution and delivery of this Agreement. The term “Equipment” includes the enumerated equipment and various listed spares and all non-DTagged spare parts not listed on Exhibit A but associated with the Equipment listed on Exhibit A (it being agreed that all spare pumps at Company’s Orlando, FL facility not listed on Exhibit A will remain the property of Company), to the extent that such associated spare parts have not been used by Company prior to release of the applicable Equipment to Buyers, all basic operating software except as specifically set forth herein, passwords, manuals and all other operating and maintenance documentation associated therewith to the extent same is in the possession or control of Company. Commodity type items that are common to all equipment such as pumps, chillers, etc. are not included in the purchase price stated in this Agreement unless identified on the Exhibits hereto or otherwise agreed to by the applicable Buyer and Company in writing. This Agreement will not be effective unless and until it is executed and delivered by all of the parties hereto.
ACCEPTANCE
Buyers have been informed that the Equipment may have been used in research and development, manufacturing or other production processes and may have contained, come in contact with, or otherwise may have been exposed to hazardous substances. Prior to delivery of possession to Buyers, the Equipment will have been cleaned in place to meet standards to allow for transportation of the Equipment under a non-hazardous material U.S. Department of Transportation specification, but residual contamination may remain in or on the Equipment. Buyers and the Company hereby expressly acknowledge that Buyers have heretofore made a full and complete inspection of (or will have had a reasonable opportunity to inspect) their respective portions of the Equipment and have been, or will be, provided with any applicable reports or documentation regarding the Equipment and cleaning process.
ASSIGNMENT
This Agreement is not assignable by Buyers or Company without the express written consent of the Buyers, in respect of a proposed assignment by Company, and of Company, in respect of a proposed assignment by a Buyer. Any attempted assignment without such consent shall be null and void and shall constitute a default of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, AGSCL may freely assign this Agreement to an entity controlled by Angelo, Gordon & Co., L.P. In the event of any such assignment, AGSCL will notify Company accordingly and the assignee will be deemed to have assumed all obligations and responsibilities of the assignor hereunder.
BULK SALES
Buyers hereby waive compliance by Company and any Subsidiary of Company with the requirements and provisions of any “bulk-transfer” laws of any jurisdiction, including, without limitation, Article 6 of the New York and the Florida Uniform Commercial Code, that may otherwise be applicable with respect to the sale of any or all of the Equipment to Buyers. The Company represents and warrants that the Equipment does not constitute all or substantially all of the assets of the Company and Company agrees to indemnify, defend and hold Buyers harmless from and against any and all liability, cost, loss or expense of any kind or nature (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by any Buyer by reason of the operation of any such “bulk transfer” laws.
BUYER EMPLOYEES
The term “Buyer Employee” means anyone performing work on behalf of or furnished by a Buyer under this Agreement to perform work at Company including but not limited to such Buyer’s employees, consultants, representatives, agents, clients, customers, subcontractors, and subcontractors’ subcontractors at all tiers. The parties agree that all persons provided by a Buyer or through a Buyer to perform work are not employees or agents of Company, and Company shall not exercise any direct control or supervision over any Buyer’s Employees, although Company’s representatives shall be available for consultation.
Each Buyer shall be responsible for its own labor relations with any trade organization or union which represents its employees and shall be responsible for negotiating and adjusting all disputes. Each Buyer shall be the sole entity responsible for receiving complaints from such Buyer’s Employees regarding their assignments and for notifying such Buyer’s Employees of the termination of or change of their assignments. Company has the right at any time (prior to and after assignment of any work) to reject or have a Buyer remove such Buyer Employee(s) from the work under this Agreement upon notice to such Buyer. Upon such notice, such Buyer shall, at Company’s request, replace such Buyer employee(s). Each Buyer shall indemnify and save harmless Company and each other Buyer harmless from and against all losses, damages, claims, demands, suits, and liabilities that arise out of, or result from, any failure by such Buyer or its employees to perform their obligations under this Section. Each Buyer shall also indemnify and save harmless Company and each other Buyer harmless from any entitlement, assertion, or claim, which any of such Buyer’s Employees might have or might make relative to rights or privileges in any Company employee benefit plan and which arise, in whole or in part, out of work rendered under this Agreement.
Each of the parties hereto shall be responsible for any Worker’s Compensation claims made by its employees or agents. Each party shall also be responsible for any injuries or damage to personal property caused by such party’s employees or agents in connection with the transactions contemplated under this Agreement.
BUYER’S INFORMATION
No specifications, drawings, sketches, models, samples, tools, computer or other apparatus programs, technical or business information or data, written, oral or otherwise, furnished by any Buyer to Company under this Agreement or an order or in contemplation of this Agreement or an order shall be considered by such Buyer to be confidential or proprietary.
CHOICE OF LAW
The construction, interpretation and performance of this Agreement and all transactions under it shall be governed by the laws of the State of New York, USA, excluding its choice of law provisions. The UN Convention on Contracts for the International Sale of Goods is hereby expressly excluded.
COMPLIANCE WITH LAWS AND INDEMNIFICATION
The Company shall comply and each Buyer and all persons furnished by such Buyer shall comply, after the transfer of title of the applicable portion of the Equipment to such Buyer, with all federal, state, and local laws, ordinances, regulations, and codes, including import and export laws and regulations of any relevant jurisdiction, identification and procurement of required permits, certificates and inspections including those related to labor standards, and environmental, health and safety (“Legal Requirements”), in performance under this Agreement and in operation and use of the Equipment. Each party agrees to indemnify, defend and hold harmless the others and their affiliates and subsidiaries and their respective directors, officers, employees, and agents (hereinafter collectively

“Indemnified Parties”), harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or loss, including attorney’s fees, consultant fees and expert fees, to the extent arising out of or in connection with the use of the Equipment by the indemnifying party, including by way of example and not in limitation of the generality of the foregoing, compliance with any and all Legal Requirements; provided, however, that each Buyer’s obligations to indemnify the other parties pursuant to this Agreement shall apply only with respect to claims arising after transfer of title of the applicable portion of the Equipment to such Buyer and provided, further, that no Buyer shall be liable to Company or to any other Buyer with respect to claims arising out of Company’s use of such Buyer’s Equipment as provided in the section of the Agreement entitled “Representations, Warranties and Covenants of Company, subsection 5”. If any loss or damage is attributable to both a party from whom indemnification is sought (an “Indemnifying Party”) and any of the Indemnified Party(ies), each Indemnifying Party agrees, without regard to any concurrent or other negligence by any of the Indemnified Party(ies), to provide the Indemnified Party(ies) with comparative indemnification for that portion of the loss or damage which is attributable to the Indemnifying Party or the Indemnifying Party’s officers, directors, employees, contractors, subcontractors or agents. Notwithstanding anything to the contrary, this provision shall survive the termination or expiration of this Agreement.
Any Indemnified Party seeking indemnity under this Agreement shall promptly notify the Indemnifying Party from whom such indemnity is sought in writing of any claim and provide the Indemnifying Party the facts and related documents constituting the basis for such claim. The failure by an Indemnified Party to timely furnish to the Indemnifying Party any notice or copy required to be furnished under this section shall not relieve the Indemnifying Party from any responsibility for the matters relating to such notice or copy, except to the extent such failure materially and adversely prejudices the ability of the Indemnifying Party to defend such matter. The Indemnified Party will reasonably cooperate with the Indemnifying Party (at the Indemnifying Party’s expense) in the defense of any claim for which indemnification is sought hereunder, and the Indemnifying Party will have the right to select its own counsel and control such defense. If the Indemnified Party wishes to participate in the investigation, defense or settlement of any such claim, or any appeal arising therefrom, the Indemnified Party may do so at the Indemnified Party’s own cost and expense, using counsel selected by the Indemnified Party. So long as the Indemnifying Party is defending any claim, the Indemnified Party will not settle, compromise or offer to settle or compromise such claim without the prior written consent of the Indemnifying Party, unless the Indemnifying Party is thereby completely released. If the Indemnified Party settles or compromises any claim without the prior written consent of the Indemnifying Party and the Indemnifying Party is not completely released thereby, then the Indemnifying Party shall be relieved of any responsibility to further indemnify the Indemnified Party with respect to such claim.
Buyers understand that various treaties, laws and regulations govern the transportation and shipment of refrigerants and ozone depleting substances both within the United States and internationally. With respect to any Equipment with refrigerants or ozone depleting substances still contained therein, each Buyer agrees to comply with all such treaties, laws, and regulations with respect to such Buyer’s Equipment and to hold harmless and fully indemnify Company for any violation thereof, and provided that Company has fulfilled its Decontamination responsibilities with respect to refrigerants and ozone depleting substances, as set forth in this Agreement.
CONFIDENTIALITY
The terms of this Agreement are confidential and will be treated as confidential by all parties. Any party may disclose this Agreement or any of its terms if it is the subject of a subpoena or other legal demand for disclosure, in which case the party required to disclose such information shall give the other parties prompt written notice thereof and provide reasonable cooperation to the other parties should the other party wish to oppose such disclosure or secure an appropriate protective order. Any party may disclose the terms of this Agreement if required by law or regulation. Company shall not disclose to any Buyer the substance and/or content of the Equipment Exhibits to this Agreement that pertain to any other Buyer, unless required by law or regulation. Each Buyer acknowledges that its on-site representatives may have the opportunity to view the Equipment and related materials purchased by other Buyers.

DELIVERY
Delivery shall take place at Company’s premises located at 9333 South John Young Parkway, Orlando, Florida. Packaging and/or crating, and transportation costs for each Buyer’s portion of the Equipment will be the responsibility of the respective Buyer unless stated otherwise in writing herein. Each Buyer intends to export its respective portion of the Equipment from the State of Florida prior to such Buyer’s use or resale of such Equipment. Buyers hereby agree that from and after the transfer of title to each Buyer of its portion of the Equipment, such Buyer’s Equipment will be irrevocably committed to the process of exportation from the State of Florida and the process of exportation shall remain continuous and unbroken until such Equipment is actually exported from the State of Florida. In furtherance of the foregoing, upon removal of the Equipment from Company’s facility, all Equipment will be immediately delivered to a licensed customs broker or forwarding agent for final and certain movement of the Equipment outside the State of Florida.
DETERMINATION OF COUNT AND CLASSIFICATION
At the time of shipment, each Buyer or such Buyer’s representative shall have the privilege of checking Company’s determination of count and classification of such Buyer’s portion of the Equipment. If such Buyer’s determination differs from Company’s, a determination of count and classification shall be reached by mutual agreement before the Equipment is shipped. If such Buyer or such Buyer’s representative fails to make a check at the time of shipment, Company’s determination of count and classification shall control.
DISCLAIMER OF WARRANTIES
EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE EQUIPMENT SOLD UNDER THIS AGREEMENT IS SOLD AS USED OR SURPLUS EQUIPMENT AND IS SOLD “AS IS — WHERE IS” WITH ALL FAULTS, LATENT AND PATENT. EXCEPT FOR WARRANTY OF TITLE AND AS OTHERWISE PROVIDED IN THIS AGREEMENT, COMPANY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NON-INFRINGEMENT. EXCEPT FOR WARRANTY OF TITLE, ALL WARRANTIES, WHETHER IMPLIED BY CONTRACT OR LAW OR OTHERWISE, ARE HEREBY EXPRESSLY WAIVED AND EXCLUDED.
ENTIRE AGREEMENT
This Agreement constitutes a binding contract when signed, acknowledged, or otherwise accepted by all parties. The terms and conditions of this Agreement supersede all prior oral or written understandings between the parties and constitute the entire agreement among the parties. No terms or conditions contained in any purchase order or other form originated by any Buyer shall apply. Any reference to a Buyer’s purchase order shall be for such Buyer’s convenience only, and no changes or additions to this Agreement shall be binding upon Company unless signed by an authorized Company representative. This Agreement may be executed in multiple counterparts all of which together shall constitute a single agreement.
EXPORTS
Each Buyer will be responsible for complying with any and all laws and regulations of the United States relating to the export of such Buyer’s portion of the Equipment, including, but not limited to, the Foreign Trade Statistics Regulations (Title 15 U.S.C.F.R., Part 30.1 et seq.), the U.S. Export Administration Regulations (Title 15 U.S.C.F.R., Part 730 et seq.) and U.S. trade sanctions regulations (Title 31 U.S.C.F.R., Part 500 et seq.). Each Buyer shall be responsible for determining if an export license or a deemed export license is required for any of such Buyer’s portion of the Equipment. Each Buyer acknowledges that an export license or deemed export license may be required before such Buyer’s inspection of Equipment. Each Buyer shall indemnify, save, and hold Company harmless for any failure to obtain any required license. Each Buyer is responsible for the filing of all export documentation, including, but not limited to the Shipper’s Export Declaration (SED) or Automated Export System (AES) record, where required.

EXTRACTION
Subject to full payment being received by Company, each Buyer has the right and obligation to remove the released item(s) purchased from Company premises prior to April 1, 2006 (the “Extraction End Date”) in an orderly manner, unless otherwise mutually agreed upon in writing, by themselves or their representatives, under the following guidelines:
(1)	each individual designated by a Buyer to enter Company’s facility to perform work at Company’s facility (each, a “Buyer’s Agent”) must be approved by Company Treasury Site Coordinator (and Company agrees that Company Treasury Site Coordinator has approved David Weiland) and receive certain Company site safety training;

(2)	each Buyer’s Agent must participate and comply with Company’s site safety, craftsmanship, and behavior rules, (which rules Agere agrees shall reasonably conform to industry standard practices) copies of which will be furnished to Buyers prior to Extraction;

(3)	each Buyer’s Agent must participate and comply with the extraction schedule mutually agreed to by each Buyer and Agere for such Buyer’s portion of the Equipment;

(4)	AGSCL will serve as the sole Buyer point of contact with Agere Treasury Site Coordinator and other Agere personnel to meet the Extraction End Date, provided, however, that if any Buyer feels that such coordination by AGSCL is not satisfactory, such Buyer may coordinate directly with the Agere Treasury Site Coordinator or other Agere personnel; subject to the foregoing, each Buyer shall coordinate its respective Extraction activities, schedules and requests solely through AGSCL; and

(5)	each Buyer’s Agent must use its own tools and equipment when extracting such Buyer’s Equipment from Agere’s facility.
If a Buyer’s Agent is approved and then fails to comply with any of the above rules or guidelines in any material respect, Company will provide the applicable Buyer with written notice, and a five (5) business day opportunity to cure such alleged failure, including obtaining Company’s approval of an alternate Buyer’s Agent, which shall not be unreasonably withheld. If such Buyer is unable to demonstrate an ability to cure such alleged failure, Company reserves the right to refuse such Buyer’s Agent access to such Buyer’s Equipment, and on not less than ten (10) business days’ advance written notice extract, and/or warehouse them at such Buyer’s reasonable expense, provided that any such extraction and/or warehousing by Company will be done in accordance with customary semiconductor manufacturing industry methods and standards of care.
Notwithstanding anything to the contrary contained herein, if any Buyer does not remove its respective portion of the Equipment on or before the Extraction End Date, Company shall have the right, upon ten (10) business days advance written notice to the applicable Buyer, to (a) remove such Equipment and store it in a location selected by Company and reasonably acceptable to such Buyer (and if such Buyer does not reasonably agree to a location selected by Company, Company will nevertheless have the right to store such equipment at a location reasonably selected by Company) at such Buyer’s risk and expense provided that Company will use customary semiconductor manufacturing industry methods and standards of care in connection therewith, or (b) ship the material to such Buyer or such Buyer’s designee at such Buyer’s risk and expense using a shipping company selected by Company and reasonably acceptable to such Buyer (and if such Buyer does not reasonably agree to a shipping company selected by Company, Company will nevertheless have the right to use a shipping company reasonably selected by Company), provided that any such removal or shipping by Company will be done in accordance with customary semiconductor manufacturing industry methods and standards of care.
If Company has failed to meet its Extraction obligations under this Agreement to any Buyer (including, without limitation, Company’s Decontamination and/or Disconnection obligations), such Buyer may provide Company with written notice of such failure (the “failure notice”), noting the period of time in which Company has failed to meet such Extraction obligations (the “failure period”). Upon receipt of the failure notice, Company will extend the Extraction End Date for such period as is necessary to give such Buyer the opportunity to remove such Buyer’s Equipment from Company’s Orlando, FL site in an orderly fashion, not to exceed the failure period. Company will use reasonable commercial efforts to meet each Buyer’s extraction schedule as communicated to and managed by such Buyers’ Agent and in accordance with Company’s decontamination and disconnection schedule.
EXTRACTION TERMS: The responsibilities by each party for these activities relative to the sale are specified below. However, should Company determine that a Buyer has not or is not fulfilling its Extraction obligations in any material respect, Company will provide such Buyer with written notice of its Extraction obligations (the “Extraction Notice”). Ten (10) days after the Extraction Notice, Company may assume such Buyer’s Extraction obligations (e.g. Stabilization, Internal Transport, etc. as defined below) at such Buyer’s risk and reasonable expense.
Decontamination:
Decontamination consists of removing all hazards associated with the Equipment, including, but not limited to chemicals, gases, radioactive materials and refrigerants (other than with respect to the Maxim Equipment). Hazards include any hazardous gases or chemicals used in conjunction with the Equipment or process-related ancillary Equipment (such as pumps or vent lines). Agere shall be responsible, at Agere’s expense, for removing such hazards (other than refrigerants with respect to the Maxim Equipment) and performing such Decontamination in accordance with Agere, local, state, federal and other governmental requirements, OEM procedures, SEMI standard 012-0248, as modified in accordance with Agere’s Orlando Decontamination Procedures Memorandum, dated August 16, 2005, and to meet all standards to allow for transportation of the Equipment as a non-hazardous material under U.S. Department of Transportation specifications. Decontamination will occur prior to Disconnection. However, any additional hazards discovered during Disconnection (e.g., liquids and chemical residues in traps, chemical residues in pipes or valve openings, or surface residues, etc.) shall be addressed as set forth above, with such steps included as part of the definition of full Decontamination for the Equipment. Specifically, Agere will be responsible for Decontamination of all pumps and all associated costs. Agere shall not be responsible for any work or costs associated with the re-assembly or refurbishing of the pumps, (i.e., each Buyer will be responsible for the work and/or costs of reassembly and/or refurbishing of the pumps being bought by such Buyer). Buyers shall have the right to select one or more contractors to perform the reassembly and refurbishing of the Equipment (including the pumps). Buyers will be permitted to introduce other potential Decontamination suppliers to Agere for consideration. However, the roles and responsibilities established above shall still prevail. If such other potential Decontamination supplier (i) is qualified to perform Agere’s Decontamination work, (ii) can meet the Decontamination schedule to be established under this Agreement, (iii) is cost effective for Agere and (iv) is otherwise reasonably acceptable to Agere, then Agere will agree to use such other potential Decontamination supplier.
Disconnection:
Disconnection consists of (w) powering down the Equipment, (x) disconnecting same from power supplies, (y) separating facility services from the Equipment and (z) leaving the Equipment in a safe energy state with respect to all hazardous energies, in each case, in substantial accordance with OEM specifications so as to (i) avoid damage to the Equipment and (ii) to maintain the value, functionality and integrity of the Equipment. Agere shall perform Disconnection on all Equipment at its own expense, at its own risk and in substantial accordance with OEM specifications (including, without limitation, recordkeeping requirements). Services that may need to be disconnected include: compressed air, exhausts, vacuum, lab air, nitrogen, hydrogen, silane, phosphine, other toxic gases, electricity, building control systems, fire detection, lab waste, sanitary drains, and hot/cold water, etc. Plant regulators or valves shall not be included with the Equipment unless provided by the original equipment manufacturer (OEM). Some Equipment may require Stabilization before Disconnection by Agere. In these circumstances, Buyer will be responsible for the Stabilization of the Equipment and any associated cost.

Agere shall provide written notification (“Equipment Release Documentation”) to each Buyer upon completion of Agere’s Decontamination and Disconnection obligations with respect to such Buyer’s Equipment or portions thereof and shall deliver to each Buyer an “Order Packing Slip” in the form of Exhibit G attached hereto. Equipment Release Documentation consists of: (a) an orange Equipment Release Form, which includes identification of all known remaining potential hazards, including chemical names, and attached to each piece of Equipment for which Decontamination is required and in the form of Exhibit H attached hereto and (b) a Hazards Notification Form, in the form of Exhibit I attached hereto, provided with the Order Packing Slip, for each portion of the Equipment. Agere shall provide a single Material Data Safety Sheet (MSDS) for each hazardous chemical identified in the set Equipment Release Documentation.
Agere will keep AGSCL’s Buyer’s Agent apprised (and AGSCL’s Buyer’s Agent will accordingly apprise each Buyer) of daily Decontamination and Disconnection activities and will permit each Buyer to have a qualified engineer observe the Decontamination and Disconnection process (except in respect of any Decontamination and Disconnection that has occurred prior to the date of this Agreement) in accordance with the overall Extraction schedule, which schedule is subject to change.
Within ten (10) days after such Buyer’s receipt of Equipment Release Documentation, each Buyer will either: (1) notify Agere in writing that Agere has not fulfilled its Decontamination and Disconnection obligations under the terms of this Agreement (in which case, Agere will promptly fulfill its Decontamination and Disconnection obligations under the terms of this Agreement); or (2) provide written notice (by execution of the Order Packing Slip) that it accepts its Equipment in its present condition (and if any Buyer fails to deliver such notice within such ten (10) day period, such Buyer will be deemed to have given such acceptance notice under clause (2)). Upon such written acceptance notice, subject to the terms of this Agreement, such Buyer will accept full and complete responsibility for the future use and operation of such Equipment, except for any damage to the Equipment resulting from a gross deviation from the standard established for the Decontamination and Disconnection work that is discovered by a Buyer within 30 days after shipment from Agere’s facility, in which case Agere will be responsible for remedying the damage to the Equipment caused by such gross deviation.
Stabilization:
Stabilization consists of locking down, caging, or otherwise securing the Equipment’s moving or fragile parts and sub-components. The intent is to ensure that no damage occurs to the Equipment during Internal Transport, Crating, or Shipping. Stabilization shall be the responsibility of the applicable Buyer and such Buyer will determine which items on its portion of the Equipment require Stabilization. However, each Buyer shall furnish Agere with a list of items that such Buyer determines require Stabilization and schedules to complete the work. Company will not attempt to Disconnect or Extract Equipment that a Buyer has identified as requiring Stabilization. All costs associated with Stabilization shall be the responsibility of the applicable Buyer, including but not limited to, the purchase of locking and caging kits. When the Equipment is stationed in an operational manufacturing area, the applicable Buyer shall keep the Stabilization process to a reasonable, minimum level. The intent is to ensure protection of the Equipment during Internal Transport but minimize the impact on the ongoing manufacturing operation. The remainder of the Stabilization shall occur after the Internal Transport process just prior to Crating. Any tools required by the Buyer to complete Stabilization shall be provided by the applicable Buyer. Company will provide to Buyers any ship kits ordered by Company in respect of the Equipment at no additional cost to Buyers. Company has ordered the ship kits listed on Exhibit N attached hereto. Any additional ship kits not initially ordered by Agere but later required for equipment extraction, will be paid by the Buyers.

Internal Transport:
Internal Transport consists of adequately palletizing, wrapping, or banding of the Equipment to safely and securely transport it to Agere’s designated shipping dock. Equipment shall be transported from its original location to Agere’s shipping dock in accordance with Agere’s personnel and plant rules. AGSCL shall be responsible for arranging and coordinating Internal Transport of the Equipment, provided that if any Buyer determines that AGSCL is not performing such responsibilities in a reasonably satisfactory manner, and such matter is not resolved within three (3) business days after notice to AGSCL and Agere, then such Buyer may coordinate directly with Agere. Each Buyer will be responsible for the portion of the reasonable Internal Transport costs associated with such Buyer’s Equipment and each Buyer will pay such costs within five days after AGSCL’s written request therefor. Any building or facility modifications required to support Internal Transporting must be approved in writing by the Agere Treasury Site Coordinator and shall be conducted by the applicable Buyer at such Buyer’s risk and expense. Any such building or facility modifications shall, if requested by Agere, be restored by the applicable Buyer(s) to substantially the condition that existed prior to the making of such modifications or, with respect to holes created in existing walls, by covering such holes with “Visqueen” plastic sheeting. Each Buyer will pay directly to applicable third parties the expenses for which such Buyer is responsible, however if one Buyer pays a third party for another Buyer’s expense, then the responsible Buyer will promptly reimburse the Buyer that paid such expense on its behalf.
Dismantling:
Dismantling consists of the labeling and disconnecting of Equipment intra-connects, and breaking down the Equipment into smaller components suitable for Crating and Shipping. Each Buyer shall be responsible for Dismantling its portion of the Equipment and its costs associated therewith.
Crating:
Crating consists of packaging the Equipment for safe transportation. Each Buyer shall be responsible for completing any Stabilization and Crating of its portion of the Equipment within a timely manner after Internal Transport occurs. All work and costs associated with Crating are the responsibility of the applicable Buyer. If Agere determines that a Buyer’s Crating operation in the Agere furnished facility is not on schedule, Agere may assume the Crating operation of such Buyer’s Equipment or require such Buyer to perform Crating at a non-Agere facility, or remove the items to an offsite warehouse. Prior to assuming such Crating operation, Company will provide the applicable Buyer with five (5) days written notice of its intent to assume Crating operations (the “crating notice period”). Following the crating notice period, any such Crating actions taken by Company will be at the applicable Buyer’s risk and reasonable expense.
Loading:
Loading consists of placing the Crated Equipment onto a Buyer’s carrier’s trucks or other vehicles of transportation. Each Buyer shall be responsible for Loading its portion of the Equipment and its costs associated therewith. Should it be necessary that any Loading be done by Agere, it shall be done at the applicable Buyers risk following reasonable notice by Company to the applicable Buyer.
Shipping:
Shipping consists of transporting the Equipment safely to its ultimate destination for use by the applicable Buyer. All aspects and costs associated with Shipping are the responsibility of the applicable Buyer with respect to its portion of the Equipment. This includes the preparation of any documentation or any export matter.

FORCE MAJEURE
Neither any Buyer nor Company shall be liable for any loss, damage, or delay to the extent caused by strikes, picketing, labor disturbances (except such labor disturbances involving such party’s own employees), riots, fires, insurrection, or the elements, embargoes, failure of carriers, inability to obtain facilities, Government Regulations or requirements, acts of God or the public enemy, or any cause beyond its control whether or not similar to the foregoing.
IDENTIFICATION
No identification or simulation thereof of Agere Systems Inc., or its affiliated companies (“affiliates”), references to Company and its customers or references to codes, drawings or specifications of Company or its affiliates will be used in any of any Buyer’s written advertising or written promotional efforts without Company’s prior written permission; provided that any Buyer can identify the Company as the source of the Equipment to prospective purchasers. This clause does not modify the USE OF INFORMATION clause.
INFRINGEMENT
The purchase of the Equipment under this Agreement does not convey by implication or otherwise any licenses under any patent, trademark, copyright, trade secret or other proprietary interest, domestic or foreign. Company makes no representation or warranty that the use of any Equipment, material, program, documentation or technical information furnished under this Agreement will not infringe or misuse any patents, trademarks, copyrights, trade secrets, or other proprietary interests of any third party, and it shall be each Buyer’s sole responsibility to make such determination as is necessary with respect to the acquisition of licenses or other rights under patents or with respect to other rights of third parties, including rights to programs and documentation. Company shall not be held to any liability with respect to any claim made by any third party on account of, or arising from the use of such Equipment, material, program, documentation, or technical information. Each Buyer agrees to indemnify and save harmless Company from and against any and all judgments, damages, penalties, fines, costs, expenses, liabilities, and claims (including attorney’s fees) for such Buyer’s infringement or misuse of any patents, trademarks, copyrights, trade secrets, or other proprietary interests in any foreign country or in the U.S.A. However, no Buyer shall have any liability to Company for claims of infringement or misuse directly arising from a claim that Company breached an express obligation to any third party.
INSURANCE
Upon transfer of title of Equipment to a Buyer, such Buyer will be responsible for providing property insurance covering requirements for all losses and damages related to its portion of the Equipment.
In addition, each Buyer shall maintain and cause such Buyer’s subcontractors to maintain: (1) Workers’ Compensation insurance as prescribed by the law of the state or nation in which the extraction is performed; (2) employer’s liability insurance with limits of at least $500,000 for each occurrence; (3) automobile liability insurance, if the use of motor vehicles is required, with limits of at least $1,000,000 combined single limit for bodily injury and property damage per occurrence; (4) Commercial General Liability (‘CGL’) insurance, ISO 1988 or other occurrence form of insurance, including Broad Form Property Damage, with limits of at least $5,000,000 combined single limit for bodily injury and property damage per occurrence, including coverage for products liability and premises-completed operations.
All CGL and automobile liability insurance shall designate Company, its affiliates, and its directors, officers and employees and each other Buyer as additional insureds, as their interests may appear. All such insurance must be primary and non-contributory and required to respond and pay prior to any other insurance or self-insurance available as respects Buyer’s negligence. Any other coverage available to Company or such other Buyer shall apply on an excess basis, but only as respects Buyer’s negligence. Each Buyer agrees that such Buyer, such Buyer’s insurer(s) and anyone claiming by, through, under or in such Buyer’s behalf shall have no claim, right of action or right of subrogation against Company or any other Buyer based on any loss or liability insured against under the foregoing insurance. Upon Company’s request, each Buyer and such Buyer’s subcontractors shall furnish to Company, prior to the transfer of possession, certificates or adequate proof of the foregoing insurance. Company shall be notified in writing at least thirty (30) days prior to cancellation of or any material change in any policy required to be carried by a Buyer hereunder. Notwithstanding the foregoing, Maxim will have the right to satisfy all of the foregoing insurance requirements through self-insurance.
LIMITATION OF LIABILITY
IN NO EVENT WILL COMPANY OR ANY BUYER BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR INDIRECT DAMAGES WHETHER ARISING OUT OF OR CLAIMING TO HAVE ARISEN OUT OF BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT TORT LIABILITY, OR OTHERWISE. IN NO EVENT SHALL COMPANY BE LIABLE FOR DAMAGES IN EXCESS OF THE TOTAL PURCHASE PRICE STATED IN THIS AGREEMENT NOR SHALL ANY BUYER BE LIABLE FOR DAMAGES IN EXCESS OF THE PORTION OF THE TOTAL PURCHASE PRICE REQUIRED TO BE PAID BY EACH SUCH BUYER. THIS PROVISION SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.
NON-WAIVER
No course of dealing or failure of any party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition.
NOTICES
Any notices or correspondence concerning this Agreement shall be in writing sent via confirmed fax, or certified or registered mail, return receipt requested to:
Company:
Agere Systems Inc.
1110 American Parkway NE
Allentown, PA, 18109
Attn: Charles Novak, Asst. Treasurer
Room 12B 312
Fax: 610 712 4877
with a copy to:
Agere Systems Inc.
1110 American Parkway NE
Allentown, PA, 18109
Attn: John Rehberg, Corporate Counsel
Room 12K-314
Fax: 610 712 4898
AGSCL:
c/o Ogier Fiduciary Services (Cayman) Limited
Queensgate House
PO Box 1234GT
George Town, Grand Cayman, Cayman Islands
Attention: Michelle Gibbs
Fax: 345-945-6265

with a copy to:
c/o AG Semiconductor Services LLC
19 Fawn Lane
New Canaan, Connecticut 06840 U.S.A.
Attention: Albert P. Vasquez
Fax: 203-972-9370
and
Faegre & Benson LLP
1900 15th Street
Boulder, Colorado 80302 U.S.A.
Attention: Adam Sher, Esq.
Fax: 303-447-7800
Maxim:
Maxim/Dallas Direct, Inc.
120 San Gabriel Drive
Sunnyvale, CA 94086
Attention: Vince Evelsizer
Fax: 972-371-4981
with a copy to:
Maxim/Dallas Direct, Inc.
120 San Gabriel Drive
Sunnyvale, CA 94086
Attention: Legal Department
Fax: 408-331-1473
TI:
Texas Instruments Incorporated
13588 North Central Expressway
MS 3742
Dallas, TX 75243
Attention: Jeff McLaughlin and Mia Lackey
Fax: 972-995-4078
with a copy to:
Texas Instruments Incorporated
7839 Churchill Way
MS 3999
Dallas, TX 75251
Attention: Amy Luke
Fax: 972-917-4418
Any party may change its address for notices by written notice to the other parties.
PAYMENT
The total purchase price for the Equipment (the “Total Purchase Price”) paid by the three Buyers (AGSCL, Maxim, and TI) for the semiconductor assets listed in Exhibit A is US$89,000,000. Each Buyer shall execute and return to Agere the Order Confirmation in the form previously distributed to Buyers; and pay its respective portion of the Total Purchase Price in accordance with each Buyer’s respective Equipment Exhibit. Payments by Buyers to Company will be made by wire transfer in accordance with the wiring instructions set forth on Exhibit E attached hereto. Company may offer additional items such as spare parts not listed on Exhibit A or consumables to Buyers at either no charge or at a negotiated additional price. Any such additional items shall be offered to all of the Buyers and each Buyer and the Company shall agree as to which additional items said Buyer will purchase and such Buyer’s respective portion of any additional price therefor.
If any Buyer (a “Defaulting Buyer”) fails to pay to Company its respective portion of the Total Purchase Price payable by such Buyer within three (3) business days after the full mutual execution of this Agreement the following provisions will apply:
     (a) If the Defaulting Buyer’s portion of the Total Purchase Price is $15,000,000 or less, Company will on the fourth (4th) business day after the full mutual execution of this Agreement notify the other Buyers in writing of such event and disclose the Defaulting Buyer’s Equipment Exhibit to the non-defaulting Buyers. Company will first offer the Defaulting Buyer’s Equipment to AGSCL. AGSCL will have the right, but not the obligation, within three (3) business days after such notification from Agere, to pay the Defaulting Buyer’s portion of the balance of the Total Purchase Price and buy the Defaulting Buyer’s portion of the Equipment. If within such three (3) business day period AGSCL elects not to purchase the Defaulting Buyer’s Equipment (or if AGSCL fails to make any election), then Agere will have the right to elect, by giving written notice to the non-defaulting Buyers within two (2) business days after the expiration of such three (3) business day period, to either (i) terminate this Agreement, in which case Company will return any and all monies paid to it by the non-defaulting Buyers within five (5) business days, whereupon no party will have any further rights or obligations under this Agreement, or (ii) terminate this Agreement with respect to the Defaulting Buyer’s portion of the Equipment and proceed forward with the non-defaulting Buyers on the terms and conditions of this Agreement with respect to the non-defaulting Buyers’ portion of the Equipment (and if Company fails to deliver any such notice, Company will be deemed to have elected to proceed under clause (ii) above); or
     (b) If the Defaulting Buyer’s portion of the Total Purchase Price is greater than $15,000,000, then Company will have the right to elect, by giving written notice to the non-defaulting Buyers on the fourth (4th) business day after the full mutual execution of this Agreement, to either (i) terminate this Agreement, in which case Company will return any and all monies paid to it by the non-defaulting Buyers within five (5) business days, whereupon no party will have any further rights or obligations under this Agreement, or (ii) terminate this Agreement with respect to the Defaulting Buyer’s portion of the Equipment and proceed forward with the non-defaulting Buyers on the terms and conditions of this Agreement with respect to the non-defaulting Buyers’ portion of the Equipment (and if Company fails to deliver any such notice, Company will be deemed to have elected to proceed under clause (ii) above).
PLANT RULES AND GOVERNMENT CLEARANCE
All persons furnished by any Buyer shall, while on the premises of Company, comply with all plant rules and regulations, and where required by government regulations, submit satisfactory clearance from relevant government agencies and authorities, including validated export licenses as required.
RELEASE OF EQUIPMENT
“Release Dates” are the dates on which the Company releases possession of each Equipment item to each Buyer for Shipping (i.e., after completion of Decontamination and Disconnection by Company). Upon the Release Date of a given item, any legal (title), Decontamination and Disconnection concerns will have been met by the Company and the applicable Buyer will have previously made full payment for said Equipment item. The Release Dates for each item of Equipment shall be determined by the Company taking into account the reasonable input of each Buyer as to such Buyer’s Equipment; provided, that (i) requests by TI and Maxim for earlier Release Dates will take priority over requests by

AGSCL for earlier Release Dates, and (ii) Company will use commercially reasonable efforts to ensure that the Release Dates for the Equipment being purchased by TI and Maxim occur no later than November 30, 2005; provided that if Company cannot reasonably cause the Release Dates for the TI Equipment and the Maxim Equipment to occur by November 30, 2005, Company will in any event cause such Release Dates to occur no later than December 31, 2005. Company will notify each Buyer in writing of such Buyer’s Release Dates on or about October 1, 2005. Once established, each Release Date may be unilaterally changed by Company one time for up to thirty (30) days (but the Release Dates for Equipment being purchased by TI and Maxim will not be delayed beyond December 31, 2005 and the Release Dates for the AGSCL Equipment will be no later than January 31, 2006).
SOFTWARE
Except as expressly provided herein to the contrary, this is a sale of hardware items only and does not include a sale or license, sublicense or assignment of any associated software in any form, except for OEM equipment operating system software, regardless of whether such software has been packaged with, integrated into or otherwise included with the item(s). Each Buyer agrees to destroy all such software on such Buyer’s portion of the Equipment, except for OEM equipment operating system software, or to obtain an appropriate license for its continued use and to indemnify Company for any failure to do so. However, no Buyer shall have any liability to Company for claims arising from Company’s breach of any Company obligation to any third party.
TAXES
Each Buyer shall bear all taxes and related charges (including interest and penalties) in respect of such Buyer’s portion of the Equipment imposed as a result of the transactions contemplated in this Agreement, other than net income taxes imposed upon Agere by the United States or any governmental authority within the United States (the fifty states and the District of Columbia). Any tax or related charge which Agere shall be required to pay to or collect for any government upon or with respect to the services rendered or sale, use, or delivery of a Buyer’s portion of the Equipment, shall be billed to such Buyer as a separate item and paid by such Buyer unless a valid exemption certificate is furnished by such Buyer to Agere. Prior to transfer of title to the Equipment to a Buyer, such Buyer will provide to Agere an exemption certificate in the form of Exhibit J (in the case of AGSCL), Exhibit K (in the case of Maxim) and Exhibit L (in the case of TI) attached hereto. If a Buyer provides Agere with such certificate, Agere will not collect sales or use taxes from the Buyer in connection with the sale of the Equipment, in which event such Buyer will, on an after tax basis, indemnify and save Agere harmless from and against any liability for sales or use taxes (including any interest and penalties) imposed against Agere in connection with the sale of the Equipment based on Buyer’s failure to qualify for the exemption. Each Buyer shall bear all taxes and related charges (including interest and penalties) imposed as a result of its ownership of the Equipment with respect to any period beginning on the date such Buyer acquires title to its portion of the Equipment.
TITLE AND RISK OF LOSS AND DAMAGE
Unless otherwise agreed in writing, title to all of the Equipment shall at all times remain in Company until Company shall have received payment in full of such Buyer’s portion of the Total Purchase Price for any applicable portion of the Equipment; and no part of the Equipment may be removed by a Buyer prior to receipt of full payment for such part. After a Buyer has paid its portion of the Total Purchase Price and upon transfer of title of such Equipment to such Buyer, each Buyer shall bear risk of loss and damage for such Buyer’s portion of the Equipment prior to removing it from Company’s premises unless such loss is caused by the gross negligence or intentional acts of Company, its agents, employees or contractors; provided, however, that notwithstanding the foregoing, Company will be responsible for up to One Million Dollars ($1,000,000) in the aggregate of damage to the TI Equipment or any portion thereof caused solely by the negligence of Company, its agents, employees or contractors; provided, further, that if TI fails to notify Company of a claim with respect to such negligence of Company, its agents, employees or contractors within sixty (60) days after shipment of the applicable portion of the TI Equipment from Company’s facility, then TI will not be entitled to make any further claim against Company in respect of such negligence. Company warrants that it has good and valid title to the Equipment, subject only to the Permitted Encumbrances, and will sell, transfer, assign, convey, and deliver all right, title, and interest to the Equipment to Buyers free and clear of any lien and or encumbrance of any kind or nature other than Permitted Encumbrances. Upon the payment by a Buyer of such Buyer’s portion of the Total Purchase Price, Agere will deliver an executed Bill of Sale for such Buyer’s Equipment in the form of Exhibit F attached hereto whereupon title to such Buyer’s Equipment will be deemed to have been transferred to such Buyer.
“Permitted Encumbrances” means any (i) statutory lien for taxes, assessments, and other governmental charges or liens of carriers, landlords, warehousemen, mechanics, and material men incurred in the ordinary course of business, which are in each case for sums not yet due and payable (ii) liens incurred or deposits made in the ordinary course of Agere’s business in connection with workers’ compensation, unemployment insurance, and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds and similar obligations, and (iii) any Encumbrance or minor imperfection in title or minor encroachments, if any, that individually or in the aggregate, are not material in amount, do not materially interfere with the use of the Equipment or do not materially affect the value of the Equipment.
Company has performed UCC searches to determine whether there are any outstanding liens, encumbrances or security interest affecting any of the Equipment, which has revealed certain liens, encumbrances and/or security interests listed on Exhibit O attached hereto, all of which will be cured to the applicable Buyer’s satisfaction promptly after the date of this Agreement. Should a lien, encumbrance or security interest affecting any portion of the Equipment be discovered post-closing, Company will promptly cause such lien, encumbrance and/or security interest to be terminated or removed at no cost to any Buyer. In the event the Company does not comply with the preceding sentence and, as a result, a Buyer, in order to clear a lien or otherwise maintain clear title to the Equipment, is required to incur any costs of any kind or nature (including, without limitation, any payment to a taxing authority with respect to a tax assessed against the Company with respect to any period ending on or before the date title to the Equipment is transferred to Buyers (other than any taxes and related charges for which Buyers are responsible under the section of this Agreement entitled “Taxes”)), the Company, on an after-tax basis, shall promptly pay, reimburse, indemnify and hold such Buyer harmless from and against such costs, including, without limitation taxes and related charges (including interest and penalties). The provisions of this paragraph will survive the closing of the transactions contemplated under this Agreement.
USE OF INFORMATION
Any specifications, drawings, sketches, diagrams, computer or other apparatus programs, manuals, technical, or business information or data, including methods and concepts set forth or utilized therein, in each case, which are proprietary to Company (all hereinafter designated “information”), if any, which Company may furnish hereunder or in contemplation hereof and which are identified by Company as confidential or with a similar designation, shall be kept in confidence by Buyers, using the same degree of care which they use with respect to their own similar information, and shall not be published or otherwise disclosed by any Buyer without Company’s prior written permission except as hereinafter provided. Unless such information was previously known to a Buyer free of any obligation to keep it in confidence or has been or is subsequently made public by Company or a third party, it shall be kept in confidence by such Buyer and may be used by such Buyer solely to remove, install, operate, maintain or resell the Equipment supplied hereunder, and may not be used for other purposes except upon such terms as may be agreed upon in writing between such Buyer and Company. No copies of such information may be made other than copies, which are necessary for removal, installation, operation, maintenance or resale of the Equipment supplied hereunder. Such information may be disclosed to any Buyer’s authorized designee for the sole purpose of removing, installing, operating, and maintaining the Equipment supplied hereunder provided such designee, agrees in writing to keep such information in confidence in an agreement consistent with the provisions herein.

REPRESENTATIONS, WARRANTIES, AND COVENANTS OF COMPANY
Company hereby covenants, warrants and represents to Buyers as follows:
1. AUTHORITY, APPROVAL AND ENFORCEABILITY
          (a) Company has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all agreements, instruments and documents contemplated hereby, and all corporate action of Company necessary for such execution, delivery and performance has been duly taken.
          (b) Company has, or by the date of transfer of title to any of the Equipment will have, obtained any and all consents from third parties (including, without limitation, any lender to the Company) necessary for Company to enter into, and be bound by, this Agreement.
          (c) This Agreement is a legal, valid and binding obligation of Company, and, upon due execution and delivery by the parties thereto, all agreements, instruments and documents to be executed by Company in connection with the transactions contemplated hereby will be legal, valid and binding obligations of Company, each enforceable against Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.
          (d) The party executing this Agreement on behalf of Company has been duly authorized and is empowered to bind Company to this Agreement.
        2. NO CONFLICT The execution, delivery and performance by Company of this Agreement and any other agreements, instruments and documents to be executed and delivered by Company pursuant hereto do not, and the performance and consummation by Company of the transactions contemplated hereby and thereby will not, conflict with or result in any breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) any terms or provisions of Company’s charter documents, as amended, or any statute, rule, regulation, judicial or governmental decree, order or judgment, or any agreement to which Company is a party or to which Company or the Equipment are subject.
        3. TITLE TO EQUIPMENT Company has good and valid title to the Equipment, free and clear of all liens and encumbrances of any kind or nature. Upon payment of its portion of the Total Purchase Price, each Buyer will acquire good and valid title to its respective portions of the Equipment free and clear of all liens and encumbrances of any kind or nature. On or before delivery all taxes with respect to the Equipment, if any, shall be paid current.
        4. NO FURTHER SALE OR ASSIGNMENT From and after the date hereof, and until transfer of title to Buyer or earlier termination of this Agreement, Company shall not sell, assign or create any right, title or interest whatsoever in or to the Equipment or create or permit the creation of any lien, encumbrance or charge thereon.
        5. NO REMOVAL; USE OF EQUIPMENT Company shall not transfer or remove any of the Equipment from its current location, except as agreed in writing with the applicable Buyer and except for purposes of replacement thereof and customary loss of minor, nonmaterial items, in which case such replacements shall be promptly installed prior to closing and shall be comparable in quantity and quality to the item(s) being replaced. After the transfer of title to the applicable Equipment to the applicable Buyer, Company will have the right to continue to use the Equipment, at Company’s sole risk and expense, for the use such Equipment is currently being used by Company; provided that (i) Company shall discontinue its use of the Equipment on or before September 30, 2005, (ii) Company will be responsible for any damage to the Equipment caused by any employees, contractors or agents of Company resulting from or in connection with such use (it being agreed that Company will ensure that the Equipment will, at the time of transfer of possession of the Equipment to the applicable Buyer, be in substantially the same condition as such Equipment was in on the date on which such Equipment was last inspected by the applicable Buyer, notwithstanding such use thereof by Company), (iii) Company will not move the Equipment from its present location in a “clean room” at Company’s Orlando, FL site except in connection with the Decontamination and Disconnection thereof as set forth herein or otherwise consented to or directed in writing by the applicable Buyer (iv) Company hereby releases each Buyer from any claim of any kind or nature relating to or arising from the use by Company of such Buyer’s Equipment (including, without limitation, any claims related to defective products produced using such Buyer’s Equipment) unless said claim arises from the actions of Buyer or Buyer’s Employees and (v) Company hereby agrees to indemnify, defend and hold each Buyer harmless from and against any and all liability, cost, loss or expense of any kind or nature (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by such Buyer in connection with (i) any third party claims relating to goods produced by Company (or other goods into which Company’s products are incorporated) using such Buyer’s Equipment, (ii) personal injury, (iii) property damage or (iv) violation by Company of any applicable federal, state or local law, rule or regulation, in each case, resulting from or in connection with the use of such Buyer’s Equipment unless said claim arises from the actions of Buyer or Buyer’s Employees.
        6. AUTHORITY TO SIGN The party executing this Agreement on behalf of Company has been duly authorized and is empowered to bind Company to this Agreement.
        7. LITIGATION There are no actions, suits, claims, proceedings, investigations, or litigation pending, or to the knowledge of the Company threatened against or affecting Company and/or the Equipment that would affect the validity of transfer of title to the Equipment to the applicable Buyer or would materially affect the value of the Equipment or any of Company’s obligations under this Agreement, at law or in equity or admiralty, or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. Company is not in default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign.
The representations, warranties and covenants by Company provided in sections 1 through 7 above shall survive the closing of the transactions contemplated under this Agreement.
REPRESENTATIONS, WARRANTIES, AND COVENANTS OF BUYERS
Each Buyer hereby covenants, warrants and represents to Company as to itself as follows:
1. AUTHORITY, APPROVAL AND ENFORCEABILITY
          (a) Such Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all agreements, instruments and documents contemplated hereby, and all corporate action of such Buyer necessary for such execution delivery and performance has been duly taken.
          (b) Such Buyer has, or by the date of closing will have, obtained any and all consents from third parties (including, without limitation, any lender to such Buyer) necessary for such Buyer to enter into, and be bound by, this Agreement.
          (c) This Agreement is a legal, valid and binding obligation of such Buyer, and, upon due execution and delivery by the parties thereto, all agreements, instruments and documents to be executed by such Buyer in connection with the transactions contemplated hereby will be legal, valid and binding obligations of such Buyer, each enforceable against such Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.
          (d) The party executing this Agreement on behalf of such Buyer has been duly authorized and is empowered to bind such Buyer to this Agreement.
        2. NO CONFLICT. The execution, delivery and performance by such Buyer of this Agreement and any other agreements, instruments and documents to be executed and delivered by such Buyer pursuant hereto do not, and the performance and consummation by such Buyer of the transactions contemplated hereby and thereby will not, conflict with or result in any breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) any terms or provisions of such Buyer’s charter documents, each as amended, or any statute, rule, regulation, judicial or governmental decree, order or judgment, to which such Buyer is a party or to which such Buyer or its Equipment are subject.
The representations, warranties and covenants by each Buyer provided in sections 1 and 2 above shall survive the closing of the transactions contemplated under this Agreement.
MEDIATION / NON-EXCLUSIVE JURISDICTION
If a dispute arises out of or relates to this Agreement, or its breach, and the parties have not been successful in resolving such dispute through negotiation, the parties may agree to attempt to resolve the dispute through mediation by submitting the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to mediation by the American Arbitration Association (“AAA”). In such event, each party shall bear its own expenses and an equal share of the expenses of the mediator and the fees of the AAA. The parties, their representatives, other participants and the mediator shall hold the existence, content and result of the mediation in confidence. Such mediation shall be held in New York City, New York, USA, or such other location as may be mutually agreeable to the parties. Each party to this Agreement hereby submits to the non-exclusive jurisdiction of the State or Federal courts sitting in the City and State of New York. Company acknowledges that the Equipment to be conveyed to Buyers is unique and that monetary damages, or other legal remedies, may not be adequate to compensate Buyers for a breach of this Agreement by Company and that, because of the unique nature of the Equipment, Buyers, as one of their available remedies, may seek the specific performance of this Agreement if the remedy of specific performance is available to Buyers under applicable law. All defenses based on passage of time shall be tolled pending the termination of the mediation. Nothing in this clause shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending mediation. A request by a party to a court for such injunctive relief shall not be deemed a waiver of any agreement by such party to mediate. The provisions of this paragraph will survive the closing or the earlier termination of this Agreement.
FURTHER ASSURANCES
Company hereby agrees to perform, execute and deliver or cause to be performed, executed and delivered any and all such further agreements, certificates, instruments and other documents and assurances (including, without limitation, a letter agreement between any Buyer and Company allocating such Buyer’s portion of the Total Purchase Price among the tools comprising such Buyer’s Equipment in a manner satisfactory to such Buyer) and take such other actions as any Buyer may reasonably require to effect the assignment, transfer and conveyance of the Equipment to such Buyer, and to consummate the other transactions contemplated under this Agreement.

BROKER
Each Buyer represents and warrants that such Buyer has not dealt with any broker, agent, finder or similar party in connection with the transaction contemplated hereby, and such Buyer hereby indemnifies and holds harmless Company and the other Buyers from any liability, cost or expense (including, without limitation, reasonable attorneys’ fees and costs of enforcement of the foregoing indemnity) arising out of the falsity of the foregoing representation. Company represents and warrants that Company has not dealt with any broker, agent, finder or similar party in connection with the transaction contemplated hereby and Company hereby indemnifies and holds harmless Buyers from any liability, cost or expense (including, without limitation, reasonable attorneys’ fees and costs of enforcement of the foregoing indemnity) arising out of the falsity of the foregoing representation. The provisions of this paragraph shall survive the closing of the transactions contemplated under this Agreement.
HART-SCOTT-RODINO
The parties acknowledge and agree that the sales of the portions of the Equipment by Company to each of AGSCL, TI and Maxim constitute separate transactions in fact and in particular for purposes of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Buyers each represent and warrant that they are unaffiliated entities and that none of them is buying or, as a result of the acquisition, will hold (within the meaning of the HSR Act), assets of the Company with a fair market value, or with an allocated portion of the purchase price, greater than $53,000,000, and that each Buyer’s Equipment Exhibit will so reflect. Accordingly, the parties acknowledge and agree, having each had an opportunity to consult with its respective legal counsel, that neither Company nor any Buyer is required to make a filing with any U.S. Governmental authority under the HSR Act with respect to the transactions contemplated under this Agreement.
NO PARTNERSHIP OR SPECIAL RELATIONSHIP
Buyers and Company acknowledge and agree that the relationship between Buyers and Company, on the one hand, and among Buyers, on the other hand, is in each case solely a commercial relationship, and the execution of this Agreement by Buyers and Company shall not create (and neither Buyers nor Company intends to create) any relationship of principal and agent between Buyers and Company, on the one hand, or among Buyers, on the other hand, or any partnership or joint venture relationship between Buyers and Company, on the one hand, or among Buyers, on the other hand. Neither Buyers nor Company shall be deemed to be a fiduciary of the other party and no Buyer shall be deemed to be a fiduciary of any other Buyer.
[Signatures on Following Pages]

IN WITNESS WHEREOF, Company and Buyers have executed this Agreement as of the date set forth below such party’s name.
Company:
Agere Systems Inc.

By:	/s/ Gary A. Henningsen, Jr.

Name and Title: Gary A. Henningsen, Jr., Vice President-Tax and Treasurer

Date: September 13, 2005

AGSCL: AG SEMI-CONDUCTOR LIMITED

By: Ztec Financial Advisors, Inc., its authorized agent

By:	/s/ Albert P. Vasquez

Albert Vasquez, President

Date: September 13, 2005

Maxim:

MAXIM/DALLAS DIRECT, INC.

By:	/s/ Carl W. Jasper

Name and Title: Carl W. Jasper, President

Date: September 13, 2005

TI:

TEXAS INSTRUMENTS INCORPORATED

By:	/s/ Kevin P. March

Name and Title: SENIOR VICE PRESIDENT CHIEF FINANCIAL OFFICER

Date: September 13, 2005